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Radius Adds Industry Veterans Jennifer A. Jarrett and Susan Vissers Lisa to Board of Directors

Further Expands Board’s Expertise and Gender Diversity

Enhances Corporate Governance

BOSTON, May 20, 2022 -- Radius Health, Inc. ("Radius" or the "Company") (Nasdaq: RDUS) today announced that it has added two new independent members to the Board of Directors (the “Board”). Effective immediately, Jennifer A. Jarrett and Susan Vissers Lisa have joined the Board as Class I and Class III directors, respectively. In addition, Radius’ Board also announced several corporate governance changes to further enhance shareholder input.

“I am pleased to welcome both Jennifer and Susie to the Radius Board. Their deep healthcare acumen and extensive operating experience will be invaluable as Radius looks to advance its business on behalf of patients, stakeholders and employees,” said Owen Hughes, Chairman of the Board of Directors. “Their appointments to our Board, as well as the governance enhancements we are announcing today, build on the changes we’ve made over the past 24 months to further align our interests with those of our shareholders.”

The appointments of Ms. Jarrett and Ms. Lisa further expand the Board’s gender diversity and relevant industry expertise, including senior-level experience at large public companies in the life sciences sector.  Of the expanded Board’s 10 directors, nine are independent. Six of the Company’s current directors, including Ms. Jarrett and Ms. Lisa, have joined the Board in the past two years, reflecting a deliberate refreshment process across the Company’s leadership.

Board Appointments

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Jennifer A. Jarrett, 51, is currently Chief Operating Officer and serves on the Board of Arcus Biosciences, a clinical-stage, global biopharmaceutical company focused on developing differentiated molecules and combination therapies for people with cancer. She currently serves on the Board of Syndax Pharmaceuticals, a clinical stage biopharmaceutical company developing cancer therapies.   She also serves on the Board of SMART, a non-profit organization whose mission is to help “first generation American” students access and assimilate into private schools in the Bay Area. She previously served as Vice President, Corporate Development and Capital Markets at Uber and on the boards of Arena Pharmaceuticals and Audentes Therapeutics.   Earlier in her career she served in senior roles at Medivation, Citigroup Inc. and Credit Suisse Group AG.  Ms. Jarrett earned a BA degree in Economics from Dartmouth College and an MBA from Stanford University Graduate School of Business.

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Susan Vissers Lisa, 53, recently served as Senior Vice President, Investor Relations of CVS Health Corporation through April 2022. Prior to this position, Ms. Lisa was Vice President, Investor Relations at Boston Scientific Corporation for over seven years. Previously, she served as Senior Director, Investor Relations and Corporate Development at Abiomed and held senior roles at

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BofA Securities, Inc. Ms. Lisa began her career at JPMorgan Chase and Cowen Inc. Ms. Lisa earned a BA degree in Economics and Political Science from Duke University and an MBA from New York University Stern School of Business. She is a CFA charter holder.

Corporate Governance Enhancements

In line with corporate governance best practices, the Company’s Board has proposed reducing the vote required to amend the charter and bylaws from a supermajority to a majority of the shares outstanding, subject to approval by Radius’ shareholders at this year’s upcoming Annual Meeting. In addition, the Board has adopted a “proxy access” provision to allow long-term shareholders to nominate directors in the Company’s proxy statement.

About Radius

Radius is a global biopharmaceutical company focused on addressing unmet medical needs in the areas of bone health, neuroscience diseases, and oncology. Radius’ lead product, TYMLOS® (abaloparatide) injection, was approved by the U.S. Food and Drug Administration for the treatment of postmenopausal women with osteoporosis at high risk for fracture. The Radius clinical pipeline includes investigational abaloparatide injection for potential use in the treatment of men with osteoporosis; an investigational abaloparatide transdermal system for potential use in the treatment of postmenopausal women with osteoporosis; the investigational drug, elacestrant (RAD1901), for potential use in the treatment of hormone-receptor positive breast cancer out-licensed to Menarini Group; and the investigational drug RAD011, a synthetic cannabidiol oral solution with potential utilization in multiple neuro-endocrine, neurodevelopmental, or neuropsychiatric disease areas, initially targeting Prader-Willi syndrome, Angelman syndrome, and infantile spasms.

Additional Information

Radius, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the matters to be considered at the 2022 Annual Meeting. The Company intends to file a proxy statement and BLUE proxy card with the SEC in connection with any such solicitation of proxies from stockholders. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING BLUE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in Company stock and other securities is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (www.radiuspharm.com) in the section “Investors” or through the SEC’s website at www.sec.gov. Additional information about Radius’ directors and executive officers and their interests is set forth in Radius’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 24, 2022, as amended on May 2, 2022; Radius’s Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2022 which was filed with the SEC on May 5, 2022; and in the Company’s other SEC filings, which can be found through the Company’s website www.radiuspharm.com in the section “Investors” or through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other

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materials to be filed with the SEC in connection with the 2022 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.radiuspharm.com.

Investor & Media Relations Contact:

Ethan Holdaway

Email: investor-relations@radiuspharm.com

Phone: (617) 583-2017